Exhibit 99.1

Mechanical Technology, Incorporated Announces Second Quarter

2021 Financial Results and EcoChain July Site Level Financials

EcoChain Ramp Continues with Expected August Hashrate up 269%, September up 863% over July and Strikes Joint-Venture Deal

MTI Instruments Reports Solid Quarter and Strong Pipeline Activity

ALBANY, N.Y., August 10, 2021 -- Mechanical Technology, Incorporated (“MTI” or the “Company”), (NASDAQ: MKTY), the parent company of MTI Instruments, Inc. (“MTI Instruments”), a test and measurement instruments and systems business, and EcoChain, Inc. (“EcoChain”), a cryptocurrency mining business powered by renewable energy, announced today its second quarter 2021 financial results and July site level financials.

Michael Toporek, CEO of MTI stated, “In our EcoChain business, two themes emerged. After a solid July, installed hashrate in August is expected to increase by 269% and in September by 863% over July. This execution is in line with the illustration of earnings power the Company previously provided in May of 2021. Another positive development is the creation of a 10 MW joint venture with a global mining company where EcoChain will host 10 MW of S19 or equivalent chips. Power and labor cost will be covered and the joint venture, as executed, provides that EcoChain will receive a significant revenue share. This relationship allows the Company to hit 60% - 70% of its earnings target for 10 MW without any capital expenditure. The recent market disruption allowed EcoChain to change its equipment mix and purchase miner S19 or equivalent models at favorable prices. These chips are more power dense so that when combined with the joint venture relationship, our Python data center will now have dramatically increased earnings power. We will deploy the same earnings power and hashing power we were planning to in our May illustration but on top of that will also have the revenue stream from the joint venture.”

MTI’s Chief Financial Officer, Jessica Thomas commented, “The strong second quarter results continue to reflect the positive trends we are seeing in the growth of our overall business. I am particularly pleased with our revenue as EcoChain continues to scale and have strong results every quarter. Revenue grew by 66% sequential increase from the first quarter, and adjusted EBITDA contribution of $1.0 million. We are positioned well for ongoing growth with our solid balance sheet and access to unique growth opportunities.”

Moshe Binyamin, President of MTI Instruments stated, “Our instruments business reported another solid quarter with a high level of activity across almost all of our product lines. We continue to see good interest from our customers including the US Airforce as well as GE and others with a clear focus on recurring revenue transactions. In particular, we are experiencing increasing activity in our PBS product line as well as from Semiconductor and EV battery manufacturers. We are also seeing good interest from organizations looking to introduce sensors to measure critical metrics and auto correct in real time with major ongoing opportunities targeted for the remainder of this year with a very significant addressable market ramp into 2022. With our operational plan focused on new vertical solutions, product innovation and OEM capabilities, we are strongly positioned for accelerated growth.”

Second Quarter 2021 Financial Highlights:

For the second quarter ended June 30, 2021, revenues were $3.3 million, a 35% increase of $864 thousand compared to $2.4 million in the prior year quarter. The increase in revenue was driven by the establishment of the EcoChain line of business. Cryptocurrency revenue was $1.7 million, for the three months ended June 30, 2021, an increase of $1.6 million from the prior year quarter, and a 66% increase compared to the first quarter of 2021 of $662 thousand.

As of June 30, 2021, the Company reported cash of $12.1 million compared to $2.7 million at March 31, 2021. During the quarter, the Company raised approximately $15 million in gross proceeds from its public offering of shares of the Company’s common stock and warrants to purchase common stock.

MTI Instruments revenue was $1.65 million for the second quarter ended June 30, 2021, which was a $743 thousand decrease compared to the prior year Q2 results due to 17 additional PBS units shipped in 2020 under the USAF contract. MTI Instruments product cost of sales, for the second quarter of 2021 was $502 thousand or 30% of revenue comparable to $631 thousand in the second quarter of 2020 or 26% of revenue.

EcoChain, Inc., revenue was $1.66 million for the second quarter ended June 30, 2021, which was a $1.61 million increase compared to the prior year Q2 results. Cost of revenue for the 2021 second quarter was $545 thousand or 33% of revenue. Capacity continued to ramp in the second quarter with the additional miners at the Python site, doubling capacity from the end of first quarter to the end of the second quarter. The improvement is due to the Python site scaling up and TNT site reaching maturity.

The Python site location continued to invest in miners and infrastructure in the second quarter of 2021. EcoChain continued infrastructure improvements in its TNT location and continues to build out its Anaconda location. EcoChain is positioned for additional growth in 2021 towards its stated goals of 50MW under management by the end of 2021.

As previously communicated, EcoChain remains committed to releasing its site level financial flash report, including revenue, adjusted cost of cryptocurrency revenue and contribution margin.

EcoChain Key Summary Highlights for July 2021:

($ in 000s; Unaudited)	Q1 2021	Q2 2021	July 2021	YTD July 2021
Revenue	$995	$1,657	$493	$3,146
Contribution Margin	$744	$1,261	$356	$2,361

Annualized Revenue	$3,980	$6,628	$5,916	$5,393
Annualized Contribution Margin	$2,976	$5,044	$4,272	$4,047

A presentation and corresponding video is available on the Company’s website at https://www.mechtech.com/mti-announces-quarter-two-2021-results

About MTI

MTI is the parent company of MTI Instruments, Inc. and EcoChain, Inc. Through MTI Instruments, MTI is engaged in the design, manufacture and sale of test and measurement instruments and systems that use a comprehensive array of technologies to solve complex, real world applications in numerous industries, including manufacturing, electronics, semiconductor, solar, commercial and military aviation, automotive and data storage. Through EcoChain, MTI is developing cryptocurrency mining facilities powered by renewable energy that integrate with the blockchain network. For more information about MTI, please visit https://www.mechtech.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Contact Information:

Lisa Brennan
lbrennan@mtiinstruments.com

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com